As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Royal Gold, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-0835164
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1660 Wynkoop Street
Suite 1000
Denver, Colorado 80202
(303) 573-1660
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Tony Jensen
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
(303) 573-1660
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Hilton, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Amount of
Securities to be Registered	Registered (1)(2)	Registration Fee (3)
Debt Securities
Common Stock, par value $0.01 per share (4)
Preferred Stock, par value $0.01 per share
Warrants
Depositary Shares

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable on exercise, conversion or exchange of other securities.

(2)	Omitted pursuant to General Instruction II.E of Form S-3 under the Securities Act.

(3)	In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of the registration fees required in connection with this registration statement and fees will be paid on a pay-as-you-go basis.

(4)	Includes rights to purchase Series A Junior Participating Preferred Stock which are referred to as “Rights.” Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the registrant’s common stock, will be transferred with and only with such common stock, and will have no value except as reflected in the market price of the shares of common stock to which they are attached.

PROSPECTUS

Debt Securities
Preferred Stock
Common Stock
Warrants
Depositary Shares

Royal Gold, Inc. may, in one or more offerings, offer and sell from time to time:

•	debt securities consisting of senior or subordinated notes and debentures and which may include terms by which they may be converted or exchanged for common stock, preferred stock or other securities;

•	shares of common stock, par value $0.01 per share;

•	shares of preferred stock, par value $0.01, in one or more series, which may include terms by which they may be converted into or exchanged for debt securities or common stock;

•	warrants to purchase debt securities, preferred stock, common stock or other securities; or

•	depositary shares.

In addition, this prospectus may be used by selling securityholders to offer these securities. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. We, or the selling securityholders, will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and each related prospectus supplement carefully before you make an investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The securities may be offered and sold by us or the selling securityholders through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution” beginning on page 24 of this prospectus.

Royal Gold’s common stock is traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The mailing address of our principal executive offices is 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 and our telephone number is (303) 573-1660.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus and in documents Royal Gold files with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 19, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“Royal Gold,” the “Company,” “we,” “us” and “our” refer to Royal Gold, Inc., except where the context otherwise requires or as otherwise indicated in this prospectus;

•	“common stock” means our common stock, par value $0.01 per share; and

•	“securities” means the debt securities, common stock, preferred stock, warrants and depositary shares described in this prospectus.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 relating to the securities that may be offered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and through our website at http://www.royalgold.com. You may also read and copy our SEC filings and other information at the offices of the NASDAQ Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information and the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, prior to the termination or completion of the offerings under this prospectus:

•	The Registrant’s Annual Report on Form 10-K/A filed on November 6, 2008;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 10, 2008;

•	The Registrant’s Current Reports on Form 8-K as filed August 5, 2008, September 2, 2008, September 17, 2008, September 19, 2008, September 25, 2008, October 7, 2008, October 31, 2008, November 4, 2008, November 6, 2008 and November 7, 2008;

•	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A under the Exchanged Act filed on September 12, 1997, as amended by the Registrant’s Registration Statement on Form 8-A/A filed September 10, 2007, together with any amendment or report filed with the Commission for the purpose of updating such description.

We make available free of charge through our Internet website at http://www.royalgold.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not a part of this prospectus or any prospectus supplement. We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings by writing or telephoning us at:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Attn: Stockholder Relations
Telephone: (303) 573-1660

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference contain or will contain certain references to future expectations, projections of production, reserve estimates and other forward-looking statements and information relating to us or to properties operated by others that are based on our beliefs and assumptions or those of management of the companies who operate properties on which we have royalties, as well as information currently available to management. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project” and variations of these words, comparable words and similar expressions generally indicate forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, among others:

•	changes in gold and other metals prices;

•	the production at or performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	unanticipated grade and geological, metallurgical, processing or other problems at the properties;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators;

•	the availability of royalties for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•	our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental laws and enforcement and uncertain political and economic environments;

•	liquidity or other problems our operators may encounter, such as those that recently occurred at High River Gold Mines Ltd. (“High River”) with respect to the Taparko project;

•	risks associated with issuances of substantial additional common stock in connection with acquisitions or otherwise; and

•	risks associated with the incurrence of substantial additional indebtedness if we take such actions in connection with acquisitions or otherwise;

as well as other factors described elsewhere in our Annual Report on Form 10-K/A (filed on November 6, 2008) for the fiscal year ended June 30, 2008, our Quarterly Report on Form 10-Q for the period ended September 30, 2008 and in future filings we make with the SEC. Most of these factors are beyond our ability to predict or control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

THE COMPANY

We, together with our subsidiaries, are engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any.

We seek to acquire existing royalties or to finance projects that are in production or near production in exchange for royalty interests. We also fund exploration on properties thought to contain precious metals and seek to obtain royalties and other carried ownership interests in such properties through the subsequent transfer of operating interests to other mining companies. Substantially all of our revenues are and will be expected to be derived from royalty interests. We do not conduct mining operations at this time. We focused on the management of our existing royalty interests, the acquisition of royalty interests through asset and corporate transactions, and the creation of royalty interests through financing and strategic exploration alliances.

Our principal producing royalty interests are as follows:

•	four royalty interests at the Cortez Pipeline Mining Complex (“Cortez”) located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Cortez Inc. and Barrick Gold Finance Inc., both affiliates of Barrick Gold Corporation (“Barrick”);

•	one royalty interest on the Robinson mine, located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd.;

•	one royalty interest on the Leeville Mining Complex, located in Nevada and operated by a subsidiary of Newmont Mining Corporation;

•	one royalty interest on the SJ Claims, covering portions of the Betze-Post mine located in Nevada and operated by a subsidiary of Barrick;

•	one royalty on the Peñasquito mine located in Zacatecas, Mexico and operated by a subsidiary of Goldcorp;

•	one royalty interest on the Mulatos mine, located in Sonora, Mexico and operated by a subsidiary of Alamos Gold, Inc.;

•	two royalty interests on the Taparko mine, located in Burkina Faso and operated by a subsidiary of High River;

•	one royalty interest on the Siguiri mine located in the Republic of Guinea and operated by Anglogold Ashanti;

•	two royalty interests on the Dolores mine located in Chihuahua, Mexico and operated by a subsidiary of Minefinders Corporation, Ltd.;

•	one royalty interest on the Mt. Goode Cosmos South mine located in Western Australia and operated by Xtrata.

We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 573-1660. We maintain a website at http://www.royalgold.com where general information about us is available, although we are not incorporating the contents of our website into this prospectus.

RISK FACTORS

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the following risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. Additional risks, including those that relate to any particular securities that we offer, will be included in the applicable prospectus supplement.

Risks Related to Our Business

We received a majority of our revenues in fiscal year 2008 from two properties and maturing mines are likely to experience production declines.

In fiscal year 2008, approximately 33% and 24% of our revenues were derived from our royalties at Cortez and the Robinson mine, respectively, compared to approximately 44% and 26% in fiscal year 2007, respectively. We expect that revenue from our royalties at Cortez and Robinson will continue to be a significant, though less dominant, contributor to our revenue in future periods. Furthermore, as Cortez and other mines on which we have royalties mature we can expect overall declines in production over the years unless operators are able to replace reserves that are mined by mine expansion or successful new exploration. There can be no assurance that the operators of Cortez or the other properties will be able to maintain or increase production or replace reserves as they are mined.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient, or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Volatility in gold, copper and other metal prices may have an adverse impact on the value of our royalty interests and reduce our royalty revenues.

The profitability of our royalty interests is directly related to the market price of gold and, to a lesser degree, copper and other metal prices. The market price of each metal fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include metal supply, industrial and jewelry fabrication and investment demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of gold, copper or certain other metals should drop, our royalty revenues would also drop. Our sliding-scale royalties at Cortez, Taparko and other properties amplifies this. When the gold price falls below the steps in a sliding-scale royalty, we receive a lower royalty rate on production. In addition, if gold, copper and certain other metal prices drop dramatically, we might not be able to recover our initial investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that decisions about exploration, development and construction are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of gold, based on the London Bullion Market Association P.M. fix.

Gold Price Per Ounce ($)

Year	High	Low

1999	326	253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	537	411
2006	725	525
2007	841	608
2008 (through December 11, 2008)	1,011	713

The volatility in silver prices is illustrated by the following table which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of silver, based on the London Bullion Market Association P.M. fix.

Silver Price Per Ounce ($)

Year	High	Low

1999	5.75	4.88
2000	5.45	4.57
2001	4.82	4.07
2002	5.10	4.24
2003	5.97	4.37
2004	8.29	5.50
2005	9.23	6.39
2006	14.94	8.83
2007	15.82	11.67
2008 (through December 11, 2008)	20.92	8.88

The volatility in copper prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per pound of copper, based on the London Metal Exchange cash settlement price for copper Grade A.

Copper Price Per Pound ($)

Year	High	Low

1999	0.80	0.63
2000	0.89	0.76
2001	0.81	0.62
2002	0.75	0.67
2003	1.00	0.72
2004	1.43	1.10
2005	2.08	1.44
2006	3.65	2.15
2007	3.77	2.37
2008 (through December 11, 2008)	4.08	1.38

We depend on the services of our President and Chief Executive Officer, our Executive Chairman and other key employees.

We believe that our success depends on the continued service of our key executive management personnel. Currently, Tony Jensen is serving as President and Chief Executive Officer and Stanley Dempsey is serving as our Executive Chairman. Mr. Jensen’s extensive commercial experience, mine operations background and industry contacts give us an important competitive advantage. Mr. Dempsey’s knowledge of the royalty business and long- term standing relationship with the mining industry are important to the Company’s success. Loss of the services of Mr. Jensen, Mr. Dempsey or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

Our revenues are subject to operational and other risks faced by operators of our mining properties.

Although we are not required to pay capital costs or most operating costs, our financial results are subject to hazards and risks normally associated with developing and operating mining properties, both for the properties where we may conduct exploration or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves;

•	fluctuations in production costs by the operators or third parties that may make mining of ore uneconomical or impact the amount of reserves;

•	declines in the price of gold and other metal prices;

•	economic downturns and operator’s insufficient financing;

•	significant environmental and other regulatory restrictions;

•	labor disputes;

•	geological problems;

•	pit wall or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from our royalty interests, by potentially causing an operator to curtail, delay or close operations at a mine site.

In addition, the mining operator’s calculation of our royalty payments is subject to and dependent upon the adequacy of their production and accounting functions, and errors may occur from time to time in the calculations of the operator. For example, the complex nature of mining and ownership of mining interests can result in errors regarding allocation of production, such as those that occurred in connection with our restatement of our consolidated financial statements for fiscal year 2008. We are provided with production information by the mining operator in certain royalty contracts that may enable us to detect errors in the royalty payments that we receive from certain royalty interests given our royalty monitoring program and its associated internal controls and procedures. We do not, however, receive production information for all royalty interests. As a result, our ability to detect royalty payment errors is limited and the possibility exists that we will need to make retroactive royalty revenue adjustments. Further, in some royalty contracts we have the right to audit the operational calculations and production data for the associated royalty payments and, when exercised, such audits may occur many months following our recognition of the royalty revenue. In addition, certain royalty agreements, such as Robinson, provide that royalty payments to us are subject to subsequent adjustment based on commodity prices at a later date, three to four months in the case of Robinson, which can result in adjustments to our royalty revenue in later periods. Hence, these royalty audits may result in the recognition by us of retroactive changes in previously disclosed royalty revenues.

A significant or prolonged economic downturn may affect the ability of our operators to meet operating costs and could have material adverse effects on the value of and revenue from our royalty interests.

The value of and revenue from our royalty interests may be materially negatively affected if commodity prices for metals on which we have royalties or which are the primary production at mines on which we have royalties decline significantly, as has occurred with respect to copper during 2008. In addition, our royalty interests and revenues may be materially negatively affected if our operators do not have the financial strength or sufficient financing to cover the costs of operating or developing a mine, causing an operator to curtail, delay or close operations at a mine site. Our operators’ financial strength or ability to secure financing is affected by the regional and global conditions in which they operate. Many economists claim that the U.S. economy, and possibly the global economy, has entered into a recession as a result of the recent deterioration in the credit markets and the related financial crisis, as well as a variety of other factors. A significant economic slowdown may negatively affect many commodity prices and our operators’ financial strength, and in turn, their ability to meet the costs of operating or developing the mines on which we have royalty interests. Furthermore, disruption and volatility of financial markets could also limit our operators’ access to financing needed for operations. If any of our operators enter into bankruptcy or liquidation, or undergo a change of control, our royalty interests and the value of and income from our royalty interests may be materially negatively affected.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant revision.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or the control of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties. We do not participate in the preparation or verification of such reports and have not independently assessed or verified the accuracy of such information. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate, may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about gold and other precious metal prices are subject to great uncertainty and such prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomical to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Estimates of production by the operators of mines in which we have royalty interests are subject to change and actual production may vary materially from such estimates.

Production estimates are prepared by the operators of the mining properties. There are numerous uncertainties inherent in estimating anticipated production attributable to our royalty interests, including many factors beyond our control or the control of the operators of mineral properties in which we have royalty interests. We do not participate in the preparation or verification of production estimates and have not independently assessed or verified the accuracy of such information. The estimation of anticipated production is a subjective process and the accuracy of any such estimates is a function of the quality of available data, reliability of production history, variability in grade encountered, mechanical or other problems encountered, engineering and geological interpretation and operator judgment. Rates of production may be less than anticipated. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause actual production to vary materially from such estimates.

We may incur substantial indebtedness that could have adverse effects on our business.

We may incur substantial indebtedness in the future in connection with financing acquisitions, strategic transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business. If we were to incur substantial additional indebtedness, it may make it difficult for us to satisfy our debt obligations, increase our vulnerability to general adverse economic and industry conditions, require us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund acquisitions and other general corporate purposes and place us at a competitive disadvantage to our competitors that have less debt or have other adverse effects on us. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of opportunities to acquire additional royalties, or respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We may be unable to successfully acquire additional royalty interests.

Our future success depends upon our ability to acquire royalty interests at appropriate valuations, including through corporate acquisitions, to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire or finance, rather than through exploration and development of properties. There can be no assurance that we will be able to identify and complete the acquisition of such royalty interests, or businesses that own desired royalty interests, at reasonable prices or on favorable terms. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as existing reserves are mined. Furthermore, we may experience negative reactions from the financial markets, our collaborative partners and employees if we are unable to successfully complete acquisitions of royalty interests or businesses that own desired royalty interests. Each of these factors may adversely affect the trading price of our common stock or financial results and operations.

Acquired royalty interests may not produce anticipated royalty revenues.

The royalty interests we acquire may not produce the anticipated royalty revenues. The success of our royalty acquisitions is based on our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments, particularly acquisitions of royalties on development stage properties. If the operator does not bring the property into production and operate in accordance with feasibility studies or other plans, acquired royalty interests may not yield sufficient royalty revenues to be profitable. The Taparko project, which recently began production in Burkina Faso, and the Peñasquito project and Dolores project, both in initial production in Mexico, are among our largest development stage royalty acquisitions to date. In addition, our Pascua-Lama royalty acquisition in Chile and the Malartic royalty in Canada are in pre-production stage. The failure of these projects to produce anticipated royalty revenues may materially and adversely affect our financial condition, results of operations and cash flows.

We may experience operational and other difficulties if we complete one or more significant acquisitions.

As part of our business model and growth strategy, we are engaged in a continual review of opportunities to acquire existing royalties, including acquiring companies that hold royalties. When we acquire a company, we may experience the need to hire additional personnel, difficulties in integrating the acquired company, increases in our general and administrative expenses and other related problems. Furthermore, as part of the acquisition of a company or a group of royalties, we may acquire operating or working interests and other assets outside of our core focus of precious metal royalties. In the event we experience these difficulties in connection with one or more acquisitions, our business or financial results may be adversely affected.

Anticipated federal legislation could decrease our royalty revenues.

In recent years, the United States Congress has considered a number of proposed major revisions to the General Mining Law of 1872 (the “General Mining Law”), which governs the creation and possession of mining claims and related activities on federal public lands in the United States. Several proposals introduced in the past, such as Bill H.R. 2262, introduced in the Congress in May 2007, if enacted, would have imposed a royalty payable to the U.S. Government on existing and future production of minerals from unpatented mining claims in the United States. If enacted, such legislation could, among other provisions, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits against miners operating on federal lands, and impose new and stringent environmental operating standards as well as new mined land reclamation requirements. If enacted, such legislation could adversely affect the development of new mines and the expansion of existing mines, as well as increase the cost of all mining operations on federal lands, perhaps materially and adversely affecting mine operators and therefore our royalty revenue.

The effect of any revision of the General Mining Law on our royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted and challenges to the legislation, if any, have been finally resolved. In addition, a number of the properties on which we have royalties are located on U.S. federal lands that are subject to federal mining and other public land laws. Changes in such laws or regulations promulgated under such laws could affect mine development and expansion and significantly increase regulatory obligations and compliance costs with respect to mine development and mine operations, which could adversely affect our royalty revenue from such properties. By way of example, if a royalty, assessment, production tax, or other levy imposed on and measured by production is charged to the operator at Cortez, which is largely located on U.S. federal lands, the amount of that charge would be deducted from gross proceeds for calculation of our GSR1, GSR2 and GSR3 royalties, which would reduce our royalty revenues from these royalties.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations and cash flows.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of an unpatented mining claim. If title to unpatented mining claims included among our royalty properties has not been properly established or is not properly maintained, our royalty revenues could be adversely affected.

Royalty interests are subject to contest by operators of mining projects and holders of mining rights.

Our business includes the risk that operators of mining projects and holders of mining claims, tenements, concessions, mining licenses or other interests in land and mining rights may contest the existence or geographic extent of our royalty interests. While Royal Gold seeks to confirm the existence, validity and enforceability of the royalties it acquires, there can be no assurance that such disputes will not arise. As a general matter, royalty interests in mining projects or properties are subject to uncertainties and complexities arising from the application of contract and property laws governing private parties and/or local or national governments in the jurisdiction where mining projects are located.

Foreign operations and operation by foreign operators are subject to many risks.

We derived approximately 21% of our revenues from foreign sources in fiscal year 2008. Our foreign activities are subject to the risks normally associated with conducting business in foreign countries. This includes exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign real estate, contract and environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments. There are also risks of war and civil disturbances, as well as other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract or real property rights or the taking of property by nationalization or expropriation, without fair compensation. Exploration licenses granted by some foreign countries do not include the right to mine, and in some jurisdictions the right to convert an exploration license into mining rights may not be automatic. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, or were to lose such a license, the value of our royalty interest would be negatively affected or its validity undermined. Foreign operations also could be adversely impacted by laws and policies of the United States affecting foreign trade, investment, and taxation. Furthermore, many of our operators are organized outside of the United States. Our royalty interests may be subject to the application of foreign laws to our operators, and their stockholders, including laws relating to corporate transactions, bankruptcy and liquidation.

We currently have interests in projects in Australia, Argentina, Bolivia, Burkina Faso, Canada, Chile, Colombia, Finland, Ghana, Honduras, Mexico, Nicaragua, the Republic of Guinea and Russia. We also evaluate precious metal royalty acquisitions or development opportunities in other parts of the world, including, Central America, Europe, Republics of the former Soviet Union, Asia, Africa and South America.

We are also subject to the risks of operating in Burkina Faso, Ghana and the Republic of Guinea. Countries in the region have historically experienced periods of political uncertainty, exchange rate fluctuations, balance of payments and trade difficulties and problems associated with extreme poverty and unemployment, and laws regarding the ownership, operation and taxation of mining projects in these countries are subject to change. Any of these economic or political risks could adversely affect the Taparko, Siguiri or Benso projects.

Our operations in Mexico are subject to risks such as the effects of political developments and local unrest, and communal property issues. In the past, Mexico has experienced prolonged periods of weak economic conditions characterized by exchange rate instability, increased inflation and negative economic growth, all of which could occur again in the future. Any of these risks could adversely affect the Peñasquito and Dolores projects, as well as the Mulatos and El Chanate mines.

Our Martha royalty is subject to risks relating to operating in Argentina. Argentina, while currently economically and politically stable, has experienced political instability, currency fluctuations and changes in banking regulations in recent years. Future instability, currency value fluctuations or regulation changes could adversely affect our revenues from the Martha mine.

Our Don Mario royalty is subject to risks relating to operating in Bolivia. Bolivia has experienced political and social instability, corruption, regulation and tax law changes, an abundance of administrative procedures and the potential for nationalization of foreign business interests that could materially adversely affect the Don Mario mine.

We hold a royalty interest in an exploration property that is subject to the risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market, including extensive currency controls and potentially high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments. Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect.

Risks Related to Our Common Stock

Our stock price may continue to be volatile and could decline.

The market price of our common stock has fluctuated and may decline in the future. The high and low sale prices of our common stock were $41.66 and $18.74 in the fiscal year ended June 30, 2006, $37.50 and $23.25 for the fiscal year ended June 30, 2007, $35.42 and $23.85 for the fiscal year ended June 30, 2008, and $46.68 and $22.75 for the period from July 1, 2008 through December 18, 2008. The fluctuation of the market price of our common stock has been affected by many factors that are beyond our control, including:

•	market prices of gold and other metals;

•	interest rates;

•	expectations regarding inflation;

•	ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	general stock market conditions; and

•	global and regional political and economic conditions.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with acquisitions, strategic transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business. To the extent we issue additional equity securities, the ownership of our existing stockholders could be diluted and our earnings per share could be reduced.

If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our common stock or other equity will have on the market price of our common stock. In addition, our shares of common stock that we issue in connection with an acquisition may not be subject to resale restrictions. We issued approximately 1.14 million shares of our common stock in connection with the acquisition of Battle Mountain, which closed on October 24, 2007 and 3.98 million shares in connection with the conversion of all of our issued and outstanding Preferred Stock on March 10, 2008. We may issue substantial additional shares of common stock or other securities in connection with other acquisition transactions. The market price of our common stock could decline if certain large holders of our common stock, or recipients of our common stock in connection with an acquisition, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair our ability to raise capital through the sale of additional common stock in the capital markets.

We may change our practice of paying dividends.

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions, and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future, or reduces the current dividend level, our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation. We have increased our dividends in prior years. There can be no assurance that we will continue to do so. For example, if we were to materially increase our borrowings to conduct a material acquisition, our board of directors could elect to modify our practice of paying dividends and potentially reduce or eliminate dividends on common stock.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

Provisions in our restated certificate of incorporation may make it more difficult for third parties to acquire control of us or to remove our management. Some of these provisions:

•	permit our board of directors to issue preferred stock that has rights senior to the common stock without stockholder approval; and

•	provide for three classes of directors serving staggered, three-year terms.

We are also subject to the business combination provisions of Delaware law that could delay, deter, or prevent a change in control. In addition, we have adopted a stockholder’s rights plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of Royal Gold, even if stockholders believe the acquisition is in their best interests.

We have identified a material weakness in internal control over our financial reporting and as a result we were required to restate our financial results for the fiscal year ended June 30, 2008.

In connection with the restatement and our reassessment of our internal control over financial reporting pursuant to the rules promulgated by the SEC Section 404 of the Sarbanes-Oxley Act of 2002 and Item 308 of Regulation S-K, management has concluded that as of fiscal year ended June 30, 2008, our disclosure controls and procedures were not effective and that we had a material weakness in our internal control over financial reporting. Please refer to Item 9A of our Form 10-K/A, filed on November 6, 2008 and Item 4 of Part I of our Form 10-Q filed on November 10, 2008, for further discussion of the ineffectiveness of and material weakness in our controls as of June 30, 2008 and September 30, 2008. While we have made efforts to remediate such material weakness promptly and effectively, any additional material weaknesses or significant deficiencies could have a material adverse effect on our results of operations and financial condition, as well as impair our ability to meet our quarterly, annual, and other reporting requirements under the Securities Exchange Act of 1934, as amended, in a timely manner. These effects could in turn adversely affect the trading price of our common stock and could result in a material misstatement in consolidated financial statements and require a further restatement of our financial statements. Therefore, even if we are successful in strengthening our internal controls and procedures, such controls and procedures may not be adequate to prevent or identify existing or future internal control weaknesses. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its known inherent limitations (such limitations are further discussed in Item 9A of our Form 10-K/A, filed on November 6, 2008 and Item 4 of Part I of our Form 10-Q filed on November 10, 2008). Because of such inherent limitations, there is a risk that material misstatements in results of operations and financial condition may not be prevented or detected on a timely basis by our internal controls over financial reporting.

We may face risks related to an SEC investigation and securities litigation in connection with the restatement of our financial statements.

We are not aware that the SEC has begun any formal or informal investigation in connection with accounting errors requiring restatement of the fiscal year ended June 30, 2008. If the SEC makes a determination, however, that in its view the Company has violated Federal securities laws, then the Company may face sanctions, including, but not limited to, monetary penalties and injunctive relief, which could adversely affect our business. In addition, the Company may in the future be subject to class action suits, other litigation, or regulatory proceedings or actions arising in relation to the restatement of our consolidated financial statements for the fiscal year ended June 30, 3008. We are unable to estimate what our liability might be in connection with such potential litigation or regulatory proceeding or action and any expenses not covered by available insurance or any adverse resolution of this potential litigation or regulatory proceeding or action, which could have a material adverse effect on our business, results of operations, cash flows, or financial condition. Further, any litigation, regulatory proceeding or action may be time consuming, and it may distract our management from the conduct of our business.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, the net proceeds from the sale of securities offered from time to time using this prospectus will be used for our general corporate purposes, which may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. We will not receive proceeds from sales of selling securityholders except as otherwise specified in an applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends of Royal Gold for the periods indicated.

	Three Months
	Ended
	September 30,	Fiscal Year Ended June 30
	2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges (unaudited)	26.72	41.10	23.28	77.89	112.64	80.91
Ratio of earnings to fixed charges and preferred stock dividends (unaudited)	26.72	11.13	23.28	77.89	112.64	80.91

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest and losses or earnings from equity investments plus fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest. We issued 1,150,000 shares of 7.25% Mandatory Convertible Preferred Stock on November 9, 2007. On March 10, 2008, all of the shares of the 7.25% Mandatory Convertible Preferred Stock were converted into shares of common stock. For the purpose of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income from continuing operations before income taxes, minority interests and losses or earnings from equity investments plus fixed charges and preferred stock dividends. Preferred stock dividends consist of dividends paid as part of the 7.25% Mandatory Convertible Preferred Stock issuance. As of the date of this prospectus, we no longer have any shares of preferred stock outstanding.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will rank either as senior debt or subordinated debt, and may be issued as convertible debt securities. The senior debt securities will be issued under an indenture between us and a trustee chosen by us. The subordinated debt securities will be issued under an indenture between us and a trustee chosen by us. In this prospectus, we may refer to the senior debt indenture and the subordinated debt indenture as the “indentures” and the senior debt trustee and the subordinated debt trustee as the “trustees.” The following description summarizes the expected terms and provisions of the indentures and the debt securities, and is not complete. For more information, you should read the indentures, copies of which will be filed as exhibits to amendments to the registration statement which contains this prospectus or exhibits to a report filed pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated into this prospectus. Further terms of the debt securities will be set forth in one or more prospectus supplements.

General

The debt securities are expected to be our direct unsecured obligations. The indentures are not expected to limit the aggregate principal amount of debt securities that may be issued. The debt securities may be issued from time to time in one or more series as authorized from time to time by our board of directors or by any of our authorized officers. The particular terms of the debt securities and any changes or additions to the general terms of the debt securities will be described in the prospectus supplement relating to the debt securities. The prospectus supplement will include the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price of the debt securities;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•	the date or dates from which interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable and, in the case of floating rate debt securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice;

•	the place or places (other than the corporate trust office of the applicable trustee) where principal, premium or interest on the debt securities shall be payable, and the manner in which any such principal, premium or interest will be paid;

•	any mandatory or optional sinking fund or purchase fund or similar provisions;

•	the terms and conditions upon which, including when and at what price, the debt securities may be redeemed pursuant to any optional or mandatory redemption provisions;

•	any terms pursuant to which the debt securities may be convertible into equity or other securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the depositary or any common depositary for such global securities;

•	the terms and conditions, if any, upon which any global securities may be exchanged in whole or in part for definitive debt securities;

•	any index used to determine the amount of payment of principal or any premium or interest on the debt securities;

•	the application of any defeasance provisions to the debt securities;

•	whether the debt securities of a series are to be issued as original issue discount securities and the amount of discount at which they may be issued, and the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity upon an event of default (if different than the principal amount);

•	if other than U.S. dollars, the currency or currency units in which the debt securities shall be denominated or in which payment of principal, premium and interest on the debt securities may be made;

•	any applicable U.S. federal income tax considerations;

•	the date of any series of debt securities; and

•	any other relevant terms of the debt securities.

The indentures relating to the senior debt securities and the subordinated debt securities are expected to contain certain usual and customary restrictive covenants pertaining to, among other things, incurrence of additional debt, creation of liens and limitations on certain transactions. It also is expected that the indentures will contain provisions relating to the modification and waiver of the indentures, discharge of obligations, legal defeasance and covenant defeasance.

All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

The indentures are not expected to contain provisions to afford you protection if there is a highly leveraged transaction or a change of control of Royal Gold, except as may be otherwise described in this prospectus or in any applicable prospectus supplement.

Senior Debt Securities

Senior debt securities will rank equally with all of our other unsecured debt other than subordinated debt securities or other indebtedness which by its terms is subordinated to our senior debt securities.

Subordinated Debt Securities

Subordinated debt securities will be subordinate and junior in the right of payment to all of our present or future senior indebtedness. “Senior indebtedness” is:

•	indebtedness for borrowed money, including senior debt securities, and

•	renewals, extensions, and modifications of such borrowed money,

unless it is specifically provided that such borrowed money or renewal, extension or modification is not senior indebtedness. If we or our selling securityholders are offering subordinated debt securities, the accompanying prospectus supplement or the information incorporated therein by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. By reason of such subordination, in the event of a distribution of assets upon insolvency, our general creditors may recover ratably more than holders of our subordinated debt securities. However, subordination shall not apply to money and securities held in trust to satisfy and discharge any subordinated debt securities by legal defeasance.

Convertible Debt Securities

Debt securities issued under either of the indentures may provide for a right of conversion into equity securities. The terms and conditions governing any such conversion will be set forth in the prospectus supplement relating to the convertible debt securities, including:

•	the designation of the equity securities into which such debt securities are convertible;

•	the conversion price;

•	the conversion period;

•	whether conversion will be at our option or at the option of the holder of the convertible debt securities;

•	the events requiring an adjustment of the conversion price; and

•	the provisions affecting conversion in the event of the redemption of such debt securities.

Form, Exchange, Payment and Transfer

Unless otherwise specified in a prospectus supplement, we expect to issue the debt securities in fully registered form without coupons and in denominations of $1,000 (or multiples of $1,000). We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

If we issue debt securities in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

Unless otherwise provided in a prospectus supplement, we expect to pay principal, premium or interest, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Alternatively, we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the prospectus supplement. In this case, we will issue global securities in a denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except by the global depositary to a nominee for that global depositary and except in the circumstances described in the prospectus supplement.

A prospectus supplement will provide the specific terms of the depositary arrangement concerning any portion of a series of debt securities to be represented by a global security and a description of a global depositary.

Consolidation, Merger and Sale

Nothing contained in either indenture or any of the debt securities is expected to prevent our consolidation or merger with or into any other corporation or any sale or conveyance of all or substantially all of our property to any other corporation; provided that upon any such transaction, other than a consolidation or merger in which we are the continuing corporation, the payment of principal, premium and interest on all of the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by us, is expressly assumed by the corporation formed by such consolidation or into which we shall have been merged, or by the corporation which shall have acquired such property.

Events of Default

The following are expected events of default under each indenture with respect to debt securities of any series issued thereunder:

•	a failure to pay principal or premium on any debt security of that series when due;

•	a failure to pay for a specified period, any interest on any debt security of that series when due;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of a series.

In general, if an event of default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of a specified percentage in aggregate principal amount outstanding of the debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration.

Each indenture is expected to provide that, subject to the duty of the applicable trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless such holder shall have offered the trustee reasonable indemnity. Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or to exercise any trust or power conferred on the trustee, with respect to the debt securities of that series.

Each indenture is expected to require us to furnish to the applicable trustee annually a statement as to the performance by us of our obligations under each indenture and as to any default in such performance.

Regarding the Trustees

We may maintain deposit accounts and conduct other banking transactions with one or more of the trustees, including borrowing in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock, together with the additional information in any applicable prospectus supplement, summarizes the material terms and provisions of our capital stock and various provisions of our restated certificate of incorporation, which we also refer to as our certificate of incorporation, and amended and restated bylaws, which we also refer to as our bylaws. For additional information about the terms of our capital stock, please refer to our restated certificate of incorporation, amended and restated bylaws, and amended and restated stockholder rights agreement that are incorporated by reference into the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the general corporation law of the state of Delaware. The summary below is not intended to be complete and is qualified by reference to the provisions of applicable law and our restated certificate of incorporation, amended and restated bylaws and amended and restated stockholder rights agreement.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 19, 2008, there were approximately 34,007,184 issued and outstanding shares of common stock and no shares of preferred stock issued or outstanding. Rights to purchase Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) have been distributed to holders of our common stock under our amended and restated rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights.

Common Stock

Holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, when, as and if declared by the board of directors, out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of the company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights other than the right, when exercisable, to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock as described further below. The outstanding shares of common stock are, and the shares offered by us by any prospectus supplement accompanying this prospectus will be, when issued and paid for, fully paid and non-assessable.

Preferred Stock

As of the date of this prospectus, we had no outstanding shares of preferred stock. Rights to purchase Series A Preferred Stock have been distributed to holders of our common stock under a rights agreement, and a maximum of 500,000 shares of Series A Preferred Stock are authorized for issuance on exercise of rights. Our preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the board of directors is authorized to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, the board of directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of our company.

Preferred stock will be issued under a certificate of designations relating to each series of preferred stock, subject to our certificate of incorporation. When a particular series of preferred stock is offered, the prospectus supplement will describe the specific terms of the securities, including:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the dividend and liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	whether the preferred stock will have preemptive rights;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of the voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	the transfer agent for the preferred stock;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Effect of Delaware Anti-takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with, controlling, or controlled by any of these entities or persons.

Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.  Our restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors.  Our restated certificate of incorporation provides for our board to be divided into three classes of directors serving staggered three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

Authorized but Unissued or Undesignated Capital Stock.  Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders.  Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our chairman, chief executive officer, president or board of directors. Stockholders do not have the right to call special meetings or to bring business before special meetings.

Stockholder Action by Written Consent.  Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Our amended and restated bylaws provide the same standard for written consent.

Notice Procedures.  Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting. Generally, to be timely, a stockholder who intends to bring matters before an annual meeting must provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the meeting; except if less than 100 days notice was given or public disclosure was made for the meeting, advance notice of the matter is required to be given not less than 10 days after notice or public disclosure of the meeting, and notice as required by the Exchange Act. The notice of the matter generally must contain a brief description of the business desired to be brought before the annual meeting and if regarding the nomination of a director, all information required to be disclosed in solicitation of proxies for election of directors under Schedule 14A of the Exchange Act, the reasons for conducting the business at the annual meeting, the name and record address of such stockholder, the class and number of shares of Royal Gold stock owned by such stockholder, a description of any material interest of the stockholder in such business and whether such stockholder intends to solicit proxies from Royal Gold stockholders.

Stockholder Rights Plan

Rights to purchase Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) have been distributed to holders of our common stock under our amended and restated rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights. The rights agreement provides that attached to each share of our common stock is one right that, when exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Preferred Stock at a purchase price of $175, subject to adjustment. In certain events, including when a person or group becomes the owner of 15% or more of our outstanding common stock (except by reason of share acquisitions by the Company) or when a person or group commences a tender offer or exchange offer for 15% of more of our outstanding common stock, the rights become exercisable. Exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to receive that number of one-thousandths of a share of Series A Preferred Stock with a market value equal to two times the exercise price of the rights. At any time after the rights become exercisable, but before the acquiring person or group has obtained 50% or more of our outstanding common stock, our board of directors, under certain circumstances, may exchange each of the rights for a share of common stock or one one-thousandth of a Series A Preferred Share or the preferred stock equivalent. Accordingly, exercise or exchange of the rights may cause substantial dilution to a person or group that attempts to acquire our company. The rights, which expire on September 10, 2017, may be redeemed at a price of $.001 per right at any time until the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of our outstanding common stock, except as otherwise provided in the rights agreement. The rights agreement makes the takeover of our company much more difficult.

Limitation of Director Liability

As permitted by provisions of the Delaware General Corporation Law, our restated certificate of incorporation limits, in certain circumstances, the monetary liability of our directors for breaches of their fiduciary duties as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to our company or its stockholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not limit our rights or the rights of our stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non — monetary relief. Such remedies may not be effective in all cases.

Indemnification Arrangements

Our amended and restated bylaws provide that our company shall indemnify our directors and officers to the full extent permitted by Delaware law. Under such provisions any director or officer, who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the board determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the company. The amended and restated bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

We have entered into indemnification agreements with all of our current directors and officers to assure them that they will be indemnified to the extent permitted by our amended and restated bylaws and the Delaware General Corporation Law. The indemnification agreements provide our directors and officers indemnification against, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse Royal Gold for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification. The indemnification agreements also provide certain methods and presumptions for determining whether the director or officer is entitled to indemnification, among other matters, as set forth in such agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Royal Gold pursuant to Royal Gold’s restated certificate of incorporation, amended and restated bylaws or any indemnification agreement, Royal Gold has been informed that in the opinion of the SEC such indemnification is against public policy as expressed under the Securities Act of 1933 and is therefore unenforceable.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, Golden, Colorado; and Computershare Trust Company of Canada, Toronto, Ontario.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The material terms of the deposit agreement, the depositary shares and the depositary receipts will be described in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any equity or debt securities and may be attached to or separate from such equity or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Royal Gold and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement, including:

•	the title of the warrants;

•	the aggregate principal amount of the warrants and the issue price of the warrants;

•	the number of securities for, and the price at, which the warrants are exercisable and the period during which the warrants may be exercised;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

Selling securityholders may use this prospectus in connection with the resale of securities from time to time. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities and other information regarding the transaction, such as the price of the securities, the names of any underwriter or broker-dealer, if used, and the commissions paid or discounts or concessions allowed to such underwriter or broker-dealer, where applicable. The selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from their sale of securities. We will not receive any proceeds from sales by selling securityholders except as otherwise specified in an applicable prospectus supplement.

PLAN OF DISTRIBUTION

The Company or the selling securityholders may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. The Company will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company or the selling securityholders also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company or the selling securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by the Company or the selling securityholders to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the selling securityholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

The Company or the selling securityholders may directly solicit offers to purchase our securities, and may directly sell the securities to institutional or other investors. The Company or the selling securityholders will describe the terms of direct sales in the prospectus supplement. The Company or the selling securityholders may authorize their respective agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If the Company or the selling securityholders use delayed delivery contracts, the Company or the selling securityholders will disclose that they are using them in the prospectus supplement and will tell you when they will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that the Company or the selling securityholders set forth in the prospectus supplement.

The Company or the selling securityholders may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

The selling securityholders may also sell our securities in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

Other than the common stock, all securities offered by this prospectus will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us or the selling securityholders for public offering and sale may make a market in such securities, but such underwriters may not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NASDAQ Global Select Market and Toronto Stock Exchange. Any common stock sold by this prospectus will be listed for trading on the NASDAQ Global Select Market subject to official notice of issuance. The Company cannot give you any assurance as to the liquidity of the trading markets for any securities.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Hogan & Hartson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A (filed on November 6, 2008) for the year ended June 30, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as described in Note 20A to the financial statements and also contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth below. All amounts are estimated except for the registration fee.

Registration Fee-Securities and Exchange Commission	$	*
Printing Expenses	$	**
Accounting Fees and Expenses	$	**
Legal Fees and Expenses	$	**
Blue Sky Fees and Expenses (including Counsel Fees)	$	**
Trustees’ Fees	$	**
Rating Agency Fees	$	**
Miscellaneous	$	**

Total	$	**

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r).

**	These fees are calculated based upon the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Under Section 145 of the Delaware General Corporation Law, as amended (the “Delaware Statute”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Statute provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Statute does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware Statute provides that a corporation has the power to purchase and maintain insurance on behalf of any person described above, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Delaware Statute.

Section 102 of the Delaware Statute allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 174 of the Delaware Statute provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Certificate of Incorporation and Bylaws

Royal Gold’s restated certificate of incorporation and the amended and restated bylaws provide for mandatory indemnification or similar rights of directors, officers, employees or agents generally to the same extent as is authorized by the Delaware Statute. Under the bylaws, Royal Gold must advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. The provisions of the certificate of incorporation and bylaws do not preclude Royal Gold from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

The foregoing description of certain provisions of Royal Gold’s certificate of incorporation and bylaws is qualified in its entirety by the actual certificate of incorporation and bylaws of Royal Gold respectively filed as Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on February 8, 2008, and as Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on May 1, 2008.

Indemnification Agreements and Insurance

The Registrant has entered into indemnification agreements with its current officers and directors. The indemnification agreements provide such persons indemnification against, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse the Registrant for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification. The indemnification agreements also provide certain methods and presumptions for determining whether the officer or director is entitled to indemnification, among other matters, as set forth in such agreement.

The foregoing description of the indemnification agreements is qualified in its entirety by the Form of Indemnification Agreement with Directors and Officers of Royal Gold filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on November 13, 2006, together with the Schedule of Certain Officers Parties thereto (filed as Exhibit 99.2 to Royal Gold’s Current Report on Form 8-K on September 4, 2007).

Royal Gold also maintains directors’ and officers’ liability insurance.

Item 16.	Exhibits.

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement (Debt Securities)
1	.2*	Form of Underwriting Agreement (Equity Securities)
3.1		Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on February 8, 2008)
3.2		Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock of Royal Gold, Inc. (incorporated by referenced to Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K filed on September 10, 2007)
3.3		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on May 1, 2008)
4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4(b) to the Company’s Registration Statement on Form S-l (Registration No. 2-84642), filed on June 17, 1983)
4.2		First Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A/A (Amendment No. 1) filed on September 10, 2007)
4	.3*	Form of Preferred Stock Certificate

Exhibit
No.		Description

4	.4*	Form of Senior Indenture
4	.5*	Form of Subordinated Indenture
4	.6*	Form of Certificate of Designations
4	.7*	Form of Warrant Certificate
4	.8*	Form of Warrant Agreement
4	.9*	Form of Depositary Receipt
4	.10*	Form of Depositary Agreement
5	.1**	Opinion of Hogan & Hartson LLP
12	.1**	Statement of Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23	.1**	Consent of PricewaterhouseCoopers LLP
23	.2**	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney (included on signature page)
25	.1***	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture
25	.2***	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

**	Filed herewith.

***	To be filed in accordance with the Trust Indenture Act of 1939, as amended.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 19, 2008.

ROYAL GOLD, INC.

By:	/s/ Tony Jensen
Name:     Tony Jensen

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce C. Kirchhoff and Karen Gross and either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to file the same with all exhibits thereto, and any and all instruments or documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act and any rules or regulations promulgated thereunder, and any such attorney-in-fact may make such changes and additions to this Registration Statement or such other documents or instruments as such attorney-in-fact may deem necessary or appropriate, granting each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tony Jensen Tony Jensen	Director, President and Chief Executive Officer (Principal Executive Officer)	December 19, 2008

/s/ Stefan Wenger Stefan Wenger	Chief Financial Officer and Treasurer (Principal Financial Officer)	December 19, 2008

/s/ Stanley Dempsey Stanley Dempsey	Executive Chairman	December 19, 2008

/s/ John W. Goth John W. Goth	Director	December 19, 2008

/s/ M. Craig Haase M. Craig Haase	Director	December 19, 2008

Signature	Title	Date

/s/ William Hayes William Hayes	Director	December 19, 2008

/s/ S. Oden Howell, Jr. S. Oden Howell, Jr.	Director	December 19, 2008

/s/ Merritt E. Marcus Merritt E. Marcus	Director	December 19, 2008

/s/ James W. Stuckert James W. Stuckert	Director	December 19, 2008

/s/ Donald Worth Donald Worth	Director	December 19, 2008

EXHIBIT INDEX

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement (Debt Securities)
1	.2*	Form of Underwriting Agreement (Equity Securities)
3.1		Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on February 8, 2008)
3.2		Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock of Royal Gold, Inc. (incorporated by referenced to Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K filed on September 10, 2007)
3.3		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on May 1, 2008)
4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4(b) to the Company’s Registration Statement on Form S-l (Registration No. 2-84642), filed on June 17, 1983)
4.2		First Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A/A (Amendment No. 1) filed on September 10, 2007)
4	.3*	Form of Preferred Stock Certificate
4	.4*	Form of Senior Indenture
4	.5*	Form of Subordinated Indenture
4	.6*	Form of Certificate of Designations
4	.7*	Form of Warrant Certificate
4	.8*	Form of Warrant Agreement
4	.9*	Form of Depositary Receipt
4	.10*	Form of Depositary Agreement
5	.1**	Opinion of Hogan & Hartson LLP
12	.1**	Statement of Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23	.1**	Consent of PricewaterhouseCoopers LLP
23	.2**	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney (included on signature page)
25	.1***	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture
25	.2***	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

**	Filed herewith.

***	To be filed in accordance with the Trust Indenture Act of 1939, as amended.